Exhibit 99.1

Rubius Therapeutics Reports Second Quarter 2018 Financial Results

CAMBRIDGE, Mass., August 31, 2018 (GLOBE NEWSWIRE) — Rubius Therapeutics, Inc. (Nasdaq: RUBY), a biotechnology company pioneering the development of a new class of ready-to-use cellular therapies, today reported second quarter 2018 financial results.

As of June 30, 2018, Rubius had cash, cash equivalents and marketable securities of $181.7 million. This amount excludes $257.9 million of proceeds after deducting underwriting discounts and commissions from Rubius’ initial public offering (IPO), which closed in July 2018. Based upon its current operating plan, Rubius expects its existing capital resources will be sufficient to fund operations into 2021.

“We have made significant progress over the course of this year - the highlight of which was the closing of our IPO,” said Pablo J. Cagnoni, M.D., chief executive officer of Rubius Therapeutics, Inc. “The IPO proceeds give Rubius the resources to execute against our vision of creating life-changing cellular medicines to treat patients with rare diseases, cancer and autoimmune diseases. We are on track to file our first Investigational New Drug application for RTX-134 during the first quarter of 2019, for the treatment of patients with phenylketonuria, a rare disease affecting approximately 16,500 people in the U.S.”(1)

Recent Business Highlights

Initial Public Offering

•                  On July 23, 2018, Rubius closed its IPO, raising $257.9 million of proceeds after deducting underwriting discounts and commissions. The proceeds from this offering, together with existing cash, cash equivalents and marketable securities are expected to be used:

•                  to purchase, renovate, customize and operate its manufacturing facility;

•                  to advance RTX-134 through a Phase 1/2a clinical proof-of-concept trial;

•                  to advance and expand its RED PLATFORM™ and its research and development pipeline, including early discovery efforts and IND-enabling studies, and to initiate additional proof-of-concept trials in rare diseases, cancer and autoimmune diseases; and for working capital and other general corporate purposes.

Manufacturing Facility

•                  On July 31, 2018, Rubius purchased an existing 135,000-square foot manufacturing facility in Smithfield, Rhode Island.

•                  The company plans to invest approximately $95.0 million through 2020, which includes the $8.0 million purchase price.

(1)  https://npkua.org/Education/About-PKU

Strategic Hires and Internal Capabilities

•                  Continued to build a leading scientific team and attract experienced leadership to deliver against Rubius’ vision, including the hiring of Pablo J. Cagnoni, M.D., as chief executive officer.

•                  Strengthened internal capabilities in discovery, platform and therapeutic development and manufacturing.

Second Quarter Financial Results

Cash, cash equivalents and marketable securities totaled $181.7 million as of June 30, 2018, compared to $104.3 million as of December 31, 2017. The increase in cash reflects the net proceeds from Rubius’ Series C preferred stock financing during the first quarter of 2018, offset by its cash used in operations during the period. Research and development expenses were $12.0 million during the second quarter of 2018, compared with $4.8 million for the second quarter of 2017. The increase was attributable to costs incurred in preparation of Rubius’ planned Phase 1/2a clinical trial of RTX-134 in phenylketonuria, as well as an increase in headcount in its research and development function and an increase in external manufacturing and research costs to improve and expand its manufacturing capabilities, prepare for clinical scale production and expand its in vivo testing to support clinical candidate selection. General and administrative expenses were $16.3 million during the second quarter of 2018, compared to $4.2 million for the second quarter of 2017. The increase was primarily due to an increase in stock-based compensation and increases in personnel costs and professional fees as Rubius prepared to operate as a public company.

About Rubius Therapeutics

Rubius Therapeutics is a biopharmaceutical company pioneering the development of a new class of medicines called Red Cell Therapeutics™. The Company’s proprietary RED PLATFORM™ was designed to genetically engineer and culture Red Cell Therapeutics™ that are selective, potent and ready-to-use cellular therapies for the potential treatment of several diseases across multiple therapeutic areas. Rubius’ initial focus is to advance RCT™ product candidates for the treatment of rare diseases, cancer and autoimmune diseases by leveraging three distinct therapeutic modalities — cellular shielding, potent cell-cell interaction and tolerance induction. For more information, visit www.rubiustx.com or follow us on Twitter.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the anticipated use of our existing cash resources, including proceeds from our IPO, the during for which our existing capital resources will fund our operations, the renovation and operation of the manufacturing facility for which we have entered into a purchase and sale agreement, the therapeutic potential of our Red Cell Therapeutics, the timeline for us to file an IND, and our strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those risks and uncertainties related to the development of our Red Cell Therapeutic product candidates and their therapeutic potential and other risks identified in our SEC filings, including our Prospectus filed with the SEC on July 18, 2018, as amended, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent our views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Rubius Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Revenue	$	$	$	$
Operating expenses:
Research and development	11,965	4,821	21,615	8,502
General and administrative	16,279	4,212	22,076	5,314
Total operating expenses	28,244	9,033	43,691	13,816
Loss from operations	(28,244)	(9,033)	(43,691)	(13,816)
Other expense, net	(855)	(521)	(663)	(595)
Net loss	$(29,099)	$(9,554)	$(44,354)	$(14,411)
Accretion of Series A redeemable convertible preferred stock to redemption value		(280)		(656)
Net loss attributable to common stockholders	$(29,099)	$(9,554)	$(44,354)	$(14,411)
Net loss per share - basic and diluted:	$(3.33)	$(1.25)	$(5.19)	$(1.93)
Weighted-average number of common shares used in computing net loss per share - basic and diluted:	8,727,392	7,866,955	8,542,362	7,808,681

Rubius Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2018	2017
Cash, cash equivalents and marketable securities	$181,730	$104,288
Total assets	207,533	107,687
Total liabilities	37,466	11,584
Total stockholders’ deficit and convertible preferred stock	170,067	96,103

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Media Contact:
Dan Budwick
1AB, Inc.
+1 (973) 271-6085
dan@1abmedia.com

Investor Contact:
Lori Melançon
Vice President, Corporate Communications and Investor Relations
+1 (617) 229-6122
lori.melancon@rubiustx.com